                    SEPARATION AGREEMENT AND GENERAL RELEASE

This Separation Agreement and General Release ("Agreement") is between Philip G. Heasley ("you") and U.S. Bancorp. The following facts are important to the creation of this Agreement:

A.   You are an employee of U.S. Bancorp.

B.   Your employment with U.S. Bancorp or its affiliates is terminating.

C. You agree to provide U.S. Bancorp with a release of all claims you may have against U.S. Bancorp or its affiliates, and U.S. Bancorp agrees to provide you with consideration in return for your release and other commitments in this Agreement.

You and U.S. Bancorp agree to the following:

1. Your active employment with U.S. Bancorp and its affiliates is terminating effective April 30, 2001 or upon your earlier commencement of any new employment prior to April 30, 2001 ("Termination Date"). You agree to inform Rob Sayre immediately upon accepting any new employment prior to April 30, 2001. You acknowledge that you have relinquished your titles of President and Chief Operating Officer. You agree to return all property of U.S. Bancorp and its affiliates to U.S. Bancorp on your Termination Date.

2. From the date of execution of this Agreement until November 30, 2000 or until your Termination Date, whichever occurs first, you will remain employed by U.S. Bancorp at your current annual salary. During this period, you agree to use your best efforts to be available at U.S Bancorp's request to consult with and assist other employees of U.S. Bancorp in the transition of your previous assignments and responsibilities as well as to consult on such other matters as U.S. Bancorp should reasonably request. You also agree to serve as Chairman of the Board of VISA U.S.A. as the U.S. Bank representative. U.S. Bancorp will provide you the use of your office and secretarial support until November 30, 2000, contingent on a continuing amicable relationship and the observance of your obligations under this Agreement, including the confidentiality and non-disparagement provisions set forth below in paragraph 4.

3. If you have not accepted any new employment prior to November 30, 2000, you will remain employed by U.S. Bancorp until your Termination Date at a monthly salary of $10,000, less applicable tax withholding. During this period, you agree to continue to serve as Chairman of the Board of VISA U.S.A. as the U.S. Bank representative.

4. You agree to keep confidential all secret or confidential information concerning U.S. Bancorp or its affiliates obtained during your employment with U.S. Bancorp unless U.S. Bancorp consents to disclosure in writing. You agree that you will not use such information for your own benefit or for the benefit of any other person or entity, and that you will not disclose such information to any person or entity for any reason. You agree that you will not do or say anything at any time to disparage the character, integrity or business of U.S. Bancorp or any of its affiliates or their respective directors, officers and employees. U.S. Bancorp agrees that it will make a good faith effort to ensure that its employees having personal knowledge of the circumstances surrounding your employment separation do not do or say anything to disparage your character, integrity, or business reputation. This paragraph does not apply to any statements or disclosures made during the course of legal proceedings or by U.S. Bancorp to its outside auditors, or in response to a court order, subpoena, inquiry by a government agency or otherwise as required by laws or regulations.

5. You release the following persons and entities from any and all legal claims, known or unknown, that you may have against them as of the date you sign this Agreement:

     o    U.S. Bancorp;

     o    All affiliates of U.S. Bancorp;

     o All officers, directors, employees, agents, assigns, insurers, representatives, counsel, administrators, successors and shareholders of U.S. Bancorp; and

     o All employee benefit plans sponsored by U.S. Bancorp (including all severance pay programs), and the trusts, trustees, officers and agents of such plans.

You understand that by releasing all of your legal claims against the persons and entities listed above, you are releasing all of your rights to bring any legal claims against them, including any claims based upon any of the following:

     o Federal, state or local employment, employee benefits, or discrimination laws, regulations or requirements, including Title VII of the Civil Rights Act of 1964, 42 U.S.C. Section 2000e et seq., the Minnesota Human Rights Act, Minn. Stat. Section 363.01 et seq., the Older Workers Benefit Protection Act and the Age Discrimination in Employment Act, 29 U.S.C. Section 621 et seq., the Americans with Disabilities Act, 42 U.S.C. Section 12101 et seq., and the Employee Retirement Income Security Act of 1974, 29 U.S.C. Section 1001 et seq.;

     o    Any other statute, ordinance, or regulation;

     o    Any contract or quasi-contract;

     o    Any tort; or

     o    Any other legal theory.

You understand that your release of all legal claims includes all claims related to your employment or employee benefits with U.S. Bancorp or its affiliates, including your hiring, the conditions and terms of your employment and the termination of your employment. In connection with such release, you acknowledge and agree that the terms of this Agreement constitute a complete waiver and/or constitute satisfaction of any and all obligations of U.S. Bancorp or its affiliates in connection with any of such terms of employment including, without limitation, any obligations of U.S. Bancorp pursuant to your Employment Agreement, dated July 24, 1997, and your letter agreement, dated February 8, 2000 (providing for certain severance benefits in the event your employment is terminated subsequent to a change in control), or any other severance arrangements or employment termination benefit arrangements.

Your release does not affect any rights you may have under the U.S. Bancorp 401(k) Savings Plan, the U.S. Bancorp Cash Balance Pension Plan, or any other tax-qualified or non-qualified retirement plan in which you may have a vested, unpaid, accrued benefit. In addition, your release does not affect any rights you may have under the terms of U.S. Bancorp's Health Care Plan, Dental Care Plan, Life Insurance Plan, AD&D Plan and Employee Stock Purchase Plan or other employee benefit plans with regard to benefits in the ordinary course (excluding all severance and change in control plans, programs and agreements and other plans specifically dealt with in this Agreement) to the extent you are a participant in such plans. Further, your release does not affect any obligation of U.S. Bancorp or its affiliates to provide indemnification to you as an employee, officer and director of U.S. Bancorp or its affiliates pursuant to the terms of the respective charter documents of such entities or other written indemnification agreements.

6. In return for your release and other commitments in this Agreement, you will be provided with the pay and benefits provided for in this Agreement and you agree that such pay and benefits shall consist solely of the following:

     (a) Cash Payments. You will receive a lump sum payment in the amount of $5,019,235, less applicable tax withholding, on November 30, 2000. Additionally, within sixty days following your Termination Date, you will receive a lump sum payment in the amount of $3,522,084, less applicable tax withholding, in full satisfaction of any benefits relating to U.S. Bancorp's Nonqualified Supplemental Executive Retirement Plan and U.S. Bancorp's Defined Benefit Excess Plan; such amount, however, will be reduced by any amount payable from the U.S. Bancorp Cash Balance Pension Plan. You will be paid for unused, accrued vacation within two (2) pay periods following your Termination Date. If U.S. Bancorp does not make any payment referred to in this paragraph on or before the due date, U.S. Bancorp will pay interest on the unpaid amount from the date due at the applicable federal rate provided for in Section 7872(f)(2)(A) of the IRS Code.

     (b) Health and Dental Insurance Benefits For Thirty-Six Months. Following your Termination Date, pursuant to COBRA, you may elect to continue your current health and dental insurance benefits (COBRA rights are more fully described in the U-Select Benefits Handbook). If you elect to continue any such benefit(s), you will be entitled to continue such benefit(s) at the active employee rate for eighteen months following your Termination Date. If you are not eligible to receive other health and dental insurance benefit(s) from another employer at the conclusion of the eighteen-month period, you will be entitled to continue such benefit(s) at the active employee rate for an additional eighteen months or until you become eligible for such benefit(s) through your new employer.

     (c) Health Insurance Benefits After Thirty-Six Months. You agree to make a good faith effort to negotiate to receive lifetime health benefits from your new employer and, if necessary, any subsequent employer(s). If your new employer or any subsequent employer(s) are Fortune 1000 companies or their affiliates, any eligibility to receive health insurance benefits from U.S. Bancorp under this paragraph will cease immediately upon commencement of any such employment. If your new employer and any subsequent employer(s) are not Fortune 1000 companies or their affiliates, and you are unable in good faith to negotiate to receive lifetime health benefits, U.S. Bancorp will provide lifetime health insurance benefits to you and your current spouse pursuant to U.S. Bancorp's Retiree Health Care Program as that program may be amended from time to time; such benefits will be secondary to any benefits you could elect to receive from your future employer(s).

You will not be eligible for any future stock awards (except for reload stock options prior to your Termination Date) or any bonus or incentive payments except as set forth in this Agreement. Following your Termination Date, you will not be entitled to vacation accrual or group disability insurance, and you will not be permitted to contribute to the U.S. Bancorp 401(k) Savings Plan. In addition, you will receive no additional pay or service credits under the U.S. Bancorp Cash Balance Pension Plan for payments made after your Termination Date (investment credits will be posted to your account in accordance with the terms of the Plan). Your executive disability insurance will end on your Termination Date, although you may continue coverage (limited to $200,000) with the vendor at your own expense after your Termination Date. Your stock options and restricted stock will be governed by the terms of the applicable agreements. Pursuant to the applicable agreements, your stock options and restricted stock will continue to vest while you remain on U.S. Bancorp's payroll, and any exercise of vested stock options must be completed no later than 90 days after your Termination Date.

7. U.S. Bancorp agrees to provide you the opportunity to sell shares of U.S. Bancorp stock back to U.S. Bancorp under its stock repurchase program then in effect, subject to the timing requirements and normal pricing practices of U.S. Bancorp's Treasury group and all applicable legal requirements.

8. U.S. Bancorp agrees to waive the non-competition provision set forth in paragraph 9(b) of your Employment Agreement, dated July 24, 1997, and any other similar provision under any other agreement.

9. U.S. Bancorp releases any and all legal claims it may have against you as of the date it signs this Agreement. This release includes all claims related to your employment and employee benefits with U.S. Bancorp or its affiliates or subsidiaries, including your hiring, the conditions and terms of your employment and your termination, under any federal, state or local employment, employee benefits and discrimination laws, regulations and requirements, or any contract, quasi-contract or tort.

10. You acknowledge that U.S. Bancorp will disclose the compensation paid to you in connection with your termination of employment as required under the federal proxy rules and will file a copy of this Agreement as a material contract exhibit to a periodic financial report as required under the Securities Exchange Act of 1934.

11. You agree to repay your stock option loans in full no later than 90 days after your Termination Date.

12. Prior to your Termination Date, you agree that you will not directly or indirectly solicit, hire or induce (or attempt to solicit, hire or induce) any employees of U.S. Bancorp or any of its affiliates to leave their employment.

13. You agree to keep the terms of this Agreement strictly confidential until such time that the Agreement is required to be disclosed in accordance with SEC requirements, except that you may tell your present or future attorneys, accountants, tax advisors, financial advisors, and immediate family, who must be advised to hold the information strictly confidential.

14. You have read this Agreement and voluntarily agree to the terms of this Agreement. You are hereby advised to consult with an attorney before you sign this Agreement. You have been given at least twenty-one (21) days to consider this Agreement and decide whether to sign it. You agree that if you asked that this Agreement be changed in some way, both the time before and the time after you requested the change count as parts of the 21-day period. You may revoke this Agreement up to fifteen (15) days after you sign it by either hand-delivering written notice to U.S. Bancorp or by sending written notice postmarked within the 15-day period and addressed as follows:

         Robert H. Sayre
         Executive Vice President of Human Resources
         U.S. Bancorp
         601 Second Avenue South
         Minneapolis, MN 55402

If you revoke this Agreement, this Agreement will be null and void.

15. In the event that you die before receipt of the pay and benefits described in paragraphs 6(a), 6(b) and 6(c), your designated beneficiaries as provided for in your Last Will and Testament will receive any remaining amounts due pursuant to paragraph 6(a), your dependents will be eligible for continued coverage of the benefits described in 6(b), and your current spouse will be eligible for continued coverage of the benefits described in 6(c); provided, that all of the terms and conditions of this Agreement shall be deemed to apply to such beneficiaries to the same extent that such terms and conditions apply to you.

16. You may not without U.S. Bancorp's written consent assign to anyone any of your rights or obligations under this Agreement.

17. This Agreement does not mean and cannot be interpreted to mean that U.S. Bancorp or any of its affiliates acted wrongfully toward you or anyone else.

18. This Agreement contains the entire agreement between you and U.S. Bancorp pertaining to your employment with U.S. Bancorp or any of its affiliates and the termination of your employment with U.S. Bancorp. Any modification or addition to this Agreement must be in writing and signed by both you and U.S. Bancorp.

19. If a court decides that any part of this Agreement is invalid or cannot be enforced, such part will be deleted or, if possible, modified so that it is enforceable, and the other parts of this Agreement will remain in effect.

20.   This Agreement will be governed by the laws of the State of Minnesota.

21. U.S. Bancorp agrees to pay your reasonable attorney's fees incurred in connection with the negotiation of this Agreement.

22. U.S. Bancorp will maintain a directors' and officers' liability insurance policy or policies covering you for a six-year period following your Termination Date for activities you were involved in through your Termination Date to the same extent that such policy or policies remain in effect and cover officers of U.S. Bancorp or its affiliates in their capacities as officers. You agree to utilize any other coverage that may be applicable through your role as Chairman of the Board of VISA U.S.A.

23. U.S. Bancorp will pay to you any legal fees and expenses incurred by you as a result of successful litigation against U.S. Bancorp for nonpayment of any benefit set forth in paragraph 6 of this Agreement.

By signing below, you and U.S. Bancorp agree to be bound by the terms of this Agreement.


Oct. 6, 2000                        /s/ PHILIP G. HEASLEY
------------------------------      --------------------------------------------
Date                                Philip G. Heasley

                                    U.S. BANCORP


Sept. 26, 2000                      By /s/ ROBERT H. SAYRE
-----------------------------          -----------------------------------------
Date                                   Robert H. Sayre
                                       Executive Vice President, Human Resources